ASSET PURCHASE AGREEMENT

BETWEEN

BDO CANADA LIMITED, solely in its capacity as Court
appointed receiver of ASTORIA ORGANIC MATTERS LTD. and ASTORIA ORGANIC
MATTERS CANADA LP, and not in any other capacity

AND

SUSGLOBAL ENERGY BELLEVILLE LTD.

AND

FOR THE PURPOSES OF SECTION 8.18,

SUSGLOBAL ENERGY CANADA CORP.

MADE AS OF

JULY 27, 2017

-i-

TABLE OF CONTENTS
(continued)

-ii-

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of July 27, 2017,

BETWEEN

SUSGLOBAL ENERGY BELLEVILLE LTD., a corporation
incorporated under the laws of Ontario (the “Purchaser”),

-and-

For the purposes of Section 8.18, SUSGLOBAL ENERGY
CANADA CORP., a corporation incorporated under the laws of
Canada (the “Parent”),

-and-

BDO CANADA LIMITED, solely in its capacity as court
appointed receiver of ASTORIA ORGANIC MATTERS LTD. and
ASTORIA ORGANIC MATTERS CANADA LP, and not in any
other capacity

WHEREAS on April 13, 2017, the Ontario Superior Court of Justice [Commercial List] (the “Court”) granted an Order (the “Receivership Order”) appointing BDO Canada Limited (the “Receiver”) as receiver of the assets, undertakings and properties of Astoria Organic Matters Ltd. (“Astoria Ltd.”) and Astoria Organic Matters Canada LP (“Astoria Canada” together with Astoria Ltd. “Astoria”).

AND WHEREAS pursuant to the Receivership Order, the Receiver was authorized to market and sell the assets, undertakings and properties of Astoria.

AND WHEREAS the Receivership Order, providing for, among other things, a process under which offers would be solicited for the sale of all, substantially all of Astoria’s assets and business.

AND WHEREAS the Purchaser desires to purchase the Purchased Assets (as defined herein) and assume the Assumed Liabilities (as defined herein) upon and subject to the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties (and for the purposes of Section 8.18, the Parent) hereto agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Affiliates” means, with respect to any Person, any other Person that controls or is controlled by or is under common control with the referent Person.

“Agreement” means this agreement, including its recitals and schedules, as amended from time to time.

“Applicable Law” means:

(i)	any applicable domestic or foreign law including any statute, law, regulation, code, ordinance, rule, restriction, subordinate legislation, by- law or treaty, as well as the common law; and

(ii)	any applicable and enforceable rule, requirement, order, judgment, injunction, award or decree of any Governmental Authorities.

“Approval and Vesting Order” means an order of the Court substantially in the form attached hereto as Exhibit A: (i) approving the sale of the Purchased Assets by the Receiver to the Purchaser pursuant to the terms of this Agreement, and (ii) providing for the vesting of the right, title, benefit and interest of Astoria in and to the Purchased Assets in and to the Purchaser, free and clear of all Liens, other than the Permitted Encumbrances.

“Assigned Contracts” means those Contracts and Permits set out in Exhibit B.

“Assignment and Assumption Agreement” means an agreement pursuant to which the Receiver will assign the Assigned Contracts to the Purchaser and the Purchaser will assume the Assumed Liabilities at the Time of Closing, substantially in the form of the document set out in Exhibit C.

“Assumed Capital Leases” means the capital lease obligations relating to the financed equipment under the Loan and Security Agreement #BAO9580A-003 between Astoria Canada and ECN Financial Inc. dated December 23, 2016, as amended, set out in Exhibit D with respect to the following financed equipment:

(i)	2013 Liebherr Model A316LI wheeled material handler with TCD 127hp capacity diesel engine, hydraulic lifting cab, s/n 1041-63129; and

(ii)	2013 RotoChopper model B66T portable grinder, s/n 13-2632.

“Assumed Liabilities” has the meaning set out in Section 2.08.

“Books and Records” means all personnel records, inspection records, financial records, and other records, books, documents and data bases recorded or stored by means of any device, including in electronic form, relating to the business and the Purchased Assets as are in the possession or under the control of Astoria.

“Business Day” means a day other than a Saturday, Sunday, statutory or civic holiday in Toronto, Ontario.

“Claim” means any actual or threatened civil, criminal, administrative, regulatory, arbitral or investigative inquiry, action, suit, investigation or proceeding and any loss, claim or demand relating thereto or resulting therefrom, or any other claim or demand of whatever nature or kind.

“Closing Date” means seven (7) Business Days following the date of the Approval and Vesting Order, or such other date as may be agreed in writing between the parties hereto.

“Contract” means any contract, agreement, license, instrument or commitment recognized at law or equity, whether written, oral, express or implied, or arising by a course of conduct or usage of trade, and all amendments thereto.

“Court” has the meaning set out in the Recitals hereto.

“Cure Costs” means all amounts, including, but not limited to, contractual payments in arrears and accrued and unpaid professional fees arising from any previous defaults, if any, required to be paid in order to reinstate, place in good standing, or obtain the consent necessary to permit the assignment of, the Assigned Contracts as of the Closing Date.

““Employee” means individuals employed by Astoria, on a full-time, part-time or temporary basis, and “Employees” means every Employee”.

“Environmental Law” means any Applicable Law relating to the natural or indoor environment including those pertaining to (i) reporting, licensing, permitting, investigating, remediating or controlling the presence or Release or threatened Release of Hazardous Substances, or (ii) the use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including, for greater certainty, any such Applicable Law pertaining to occupational health and safety.

“Equipment” means the equipment owned by Astoria and listed in Exhibit E.

“Estimated Receivable Purchase Payment” means the estimated amount of the Receivables Purchase Payment.

“Excluded Assets” has the meaning set out in Section 2.02.

“Excluded Contracts” means any Contracts or Permits that are not assignable as contemplated in Section 2.09(3), and any other Contracts or Permits that are not Assigned Contracts.

“Final Receivable Purchase Payment” means the final amount of the Receivables Purchase Payment.

“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, Crown corporations, courts, bodies, boards, tribunals or dispute settlement panels or other law, rule or regulation-making organizations or entities:

(i)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or

(ii)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Hazardous Substance” means any substance, material or emission whose storage, handling, use, transportation or Release is prohibited, controlled or regulated by any Governmental Authorities having jurisdiction pursuant to Environmental Laws, including any contaminant or pollutant as defined in the Environmental Protection Act (Ontario).

“HST” means all Taxes payable under the Excise Tax Act (Canada), including goods and services taxes and any applicable harmonized sales taxes.

“Intellectual Property” means intellectual property of any nature and kind including all domestic and foreign trade-marks, business names, trade names, domain names, trading styles, patents, trade secrets, confidential information, software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, and inventions, formulae, recipes, product formulations and chemistries, processes and processing methods, technology and techniques and know-how.

“Inventories” means all inventories owned by and in possession of Astoria including all supplies, goods, work in progress, raw materials and spare parts.

“Lands” means the lands municipally known as 704 Phillipston Road, Belleville, Ontario and described as Part of Lot 20, Concession 8, Thurlow designated as Part 1, Plan 21R19513, City of Belleville (PIN 40532-0032 (LT)).

“Land Lease” means the land lease between 1684567 Ontario Inc., as landlord, and Astoria Organic Matters Canada LP, as lessee, dated June 24, 2013 in respect of all or part of the Lands, including, without limitation, the Leased Premises.

“Leased Premises” means the business activities and operations formerly carried on by Astoria located at the address municipally known as 704 Phillipston Road, Belleville, Ontario.

“Liabilities” means all costs, expenses, charges, debts, liabilities, commitments and obligations of any nature or kind, whether accrued or fixed, actual, absolute, contingent, latent or otherwise, matured or unmatured or determined or undeterminable, including those arising under any Applicable Law or Claim and those arising under any Contract or undertaking or otherwise, including any tax liability or tort liability of Astoria.

“Liens” means any lien (statutory or otherwise), mortgage, pledge, security interest (whether contractual, statutory or otherwise), hypothecation, trust or deemed trust (whether contractual, statutory, or otherwise), execution, levy, charge, encumbrance, interest in property, or other financial or monetary claim which, in each case, in substance, secures payment or performance of an obligation, or similar charge of any kind.

“MOECC ECA” means any and all Environmental Compliance Approvals issued by the Ministry of the Environment and Climate Change in the name of or in favour of Astoria and 1684567 Ontario Inc., as the case may be, as at the Closing Date.

“Non-Disclosure Agreement” means the non-disclosure agreement dated May 18, 2017 between the Purchaser and the Receiver.

“Outside Date” has the meaning set out in Section 5.04(b) .

“Permits” means all permits, licences, certificates, approvals, authorizations, consents, waivers, orders, exemptions, quotas and registrations, or any item with a similar effect, issued or granted by any Governmental Authorities.

“Permitted Encumbrances” means only those Liens related to the Purchased Assets set forth on Exhibit F.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authorities or other entity.

“Proceeds” has the meaning set out in Section 6.07(1)(b)(i) .

“Purchase Price” has the meaning set out in Section 2.03.

“Purchased Assets” has the meaning set out in Section 2.01.

“Receivables Purchase Payment” means 70% of the dollar amount of the accounts receivable of Astoria recorded in the books and records of Astoria that are less than 90 days overdue, as at the Closing Date.

“Receiver” has the meaning set out in the Recitals hereto.

“Receiver’s Certificate” means a certificate signed by the Receiver substantially in the form attached as Schedule A to the Approval and Vesting Order confirming that: (i) the Purchaser has paid, and the Receiver has received payment of, the Purchase Price in relation to the purchase by the Purchaser of the Purchased Assets, and (ii) the conditions to be complied with at or prior to the Time of Closing as set out in Sections 5.01 and 5.02, respectively, have been satisfied or waived by the Receiver or the Purchaser, as applicable, pursuant to Section 5.03.

“Receivership Order” has the meaning set out in the recitals hereto.

“Release” means any release or discharge of any Hazardous Substance including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

“Sale Process” means the marketing process approved by the Receivership Order.

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means all taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authorities, including any interest, additions to tax or penalties applicable to them.

“Time of Closing” means 10:00 a.m. (Toronto Time) on the Closing Date or such other time as may be agreed in writing between the parties hereto.

“Transfer Taxes” has the meaning set out in Section 2.07.

“Ultimate Parent” has the meaning set out in Section 2.03(b) .

“US Dollar Share Consideration Amount” means US$2,649,850, being $3,500,000 multiplied by 0.7571, which number was the Bank of Canada closing exchange rate at the close of business on Wednesday, June 14, 2017.

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Exhibits are to Articles and Sections of and Exhibits to this Agreement.

1.03	Extended Meanings

In this Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities. The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any Person other than the Receiver and the Purchaser.

1.04	Capacity of Receiver

The Receiver, in executing this Agreement, is entering into this Agreement solely in its capacity as Court appointed receiver of Astoria, and not in its personal or any other capacity. The Receiver shall have no personal or corporate liability of any kind whether in contract, tort or otherwise.

1.05	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.06	Currency

All references to currency herein are to lawful money of Canada.

1.07	Exhibits

The following are the Exhibits to this Agreement:

Exhibit A - Form of Approval and Vesting Order
Exhibit B - Assigned Contracts and Permits
Exhibit C - Form of Assignment and Assumption Agreement
Exhibit D - Assumed Capital Leases
Exhibit E - Equipment
Exhibit F - Permitted Encumbrances
Exhibit G - Other Excluded Assets
Exhibit H - Allocation of Purchase Price

ARTICLE 2 - SALE AND PURCHASE

2.01	Assets to be Sold and Purchased

Upon and subject to the terms and conditions hereof, the Receiver will sell to the Purchaser and the Purchaser will purchase from the Receiver, as of and with effect from the Time of Closing, all of the right, title, benefit and interest of Astoria in and to the following assets (collectively, the “Purchased Assets”):

(a)	the Land Lease;

(b)	the MOECC ECA, to the extent transferable;

(c)	the outstanding accounts receivable at the Time of Closing;

(d)

all structures, erections, improvements, appurtenances and fixtures situate on or forming part of the Lands, other than the fixed machinery and fixed equipment referred to in Section 2.01(e) and other than the Equipment;

(e)	all fixed machinery and fixed equipment situate on or forming part of the Lands, other than the Equipment;

(f)	all Inventories;

(g)	subject to Sections 2.08 and 2.09(3), and to the extent not otherwise included in this Section 2.01, the Assigned Contracts;

(h)	all Intellectual Property owned by Astoria that was used in connection with the Purchased Assets;

(i)

all pre-paid expenses and deposits relating to the Purchased Assets (other than deposits paid to suppliers, Governmental Authorities or customers of Astoria) including all pre-paid Taxes, local improvement rates and charges, water rates and other operating costs, all pre-paid purchases of gas, oil and hydro, and all pre-paid lease payments;

(j)	any and all customer lists;

(k)	the Books and Records; and

(l)	the Equipment,

but excluding, for greater certainty, in each and every case the Excluded Assets (as hereinafter defined).

2.02	Excluded Assets

Notwithstanding Section 2.01 or any other provision in this Agreement to the contrary, Astoria will retain its right, title, benefit and interest in and to, and the Purchaser will have no rights with respect to the right, title, benefit and interest of Astoria in and to the following assets (collectively, the “Excluded Assets”):

(a)	the cash and cash equivalents, short-term investments, bank account balances, bank deposits, including any deposits posted in respect of letters of credit, and petty cash of Astoria;

(b)	all rights of Astoria to tax refunds, credits, rebates or similar benefits relating to the Purchased Assets;

(c)	the Excluded Contracts;

(d)	shares and other interests or capital of Astoria;

(e)	the tax records and insurance policies of Astoria;

(f)	any Claim of Astoria to reimbursement under any insurance policy applicable to Astoria;

(g)	any Books and Records not pertaining primarily to the Purchased Assets;

(h)

all funds or deposits held by suppliers, any Governmental Authorities, customers or any other person in trust for or on behalf of Astoria, including without limitation the existing deposit with the City of Bellville, the existing Guaranteed Investment Certificate in support of the Financial Assurance posted by Astoria in favour of the Ministry of Environment and Climate Change and the existing performance bond receivable with the City of Peterborough; and

(i)	any other assets listed in Exhibit G.

2.03	Purchase Price

The aggregate purchase price payable by the Purchaser to the Receiver for the Purchased Assets excluding all applicable Taxes (such amount being hereinafter referred to as the “Purchase Price”) is an amount equal to a sum of the following:

(a)	cash in an aggregate amount equal to $4,000,000 plus the Receivables Purchase Payment; plus

(b)

issuance of 529,970 common shares in the capital of SusGlobal Energy Corp. (the “Ultimate Parent”), being a number equal to the US Dollar Share Consideration Amount divided by $5.00 per common share; plus

(c)	the amount of the Assumed Liabilities.

2.04	Allocation of Purchase Price

The Purchase Price will be allocated among the Purchased Assets as set out in Exhibit H such allocation to be agreed upon by the parties hereto, acting reasonably, before the Closing Date. The Receiver and the Purchaser will make and file all Tax returns and filings on a basis which is consistent with the amount and allocation of the Purchase Price.

2.05	Elections

The Receiver and the Purchaser will on or before the Time of Closing jointly execute an election (if applicable), in the prescribed form and containing the prescribed information, to have subsection 167(1.1) of the Excise Tax Act (Canada) apply to the sale and purchase of the Purchased Assets hereunder so that no HST is payable by the Purchaser in respect of such sale and purchase. The Purchaser will file such election with the Minister of National Revenue within the time prescribed by the Excise Tax Act (Canada).

2.06	Property Taxes

The Purchaser shall be liable for all applicable property Taxes payable under any Applicable Law on and after the Time of Closing.

2.07	Transfer Taxes

(1)      The Purchaser will be liable for and, subject to Section 2.05, will pay, or will cause to be paid, all transfer, value added, ad-valorem, excise, sales, use, consumption, goods or services, harmonized sales, retail sales, social services, or other similar taxes or duties (collectively, “Transfer Taxes”) payable under any Applicable Law on or with respect to the sale and purchase of the Purchased Assets under this Agreement. The Purchaser will prepare and file any affidavits or returns required in connection with the foregoing at its own cost and expense.

(2)      The Purchaser shall indemnify and save harmless the Receiver and its employees, advisors and agents from all Claims incurred, suffered or sustained as a result of a failure by the Purchaser:

(a)	to pay any Transfer Taxes payable by the Purchaser; and/or

(b)

to file any returns, certificates, filings, elections, notices or other documents required to be filed by the Purchaser with any federal, provincial or other taxing authorities in connection with the conveyance or transfer of the Purchased Assets.

2.08	Assumption of Liabilities

(1)      At the Time of Closing, the Purchaser will assume and thereafter fulfil, perform and discharge when due the following Liabilities of Astoria outstanding as at the Closing Date (collectively, the “Assumed Liabilities”):

(a)	all Liabilities arising from or in connection with the Assigned Contracts (including the Assumed Capital Leases), excluding any Cure Costs, from and after the Closing Date;

(b)

all Liabilities arising from or in connection with any Taxes for which the Purchaser is responsible pursuant to Sections 2.06 and 2.07 and any Permitted Encumbrances from and after the Closing Date; and

(c)

all Liabilities relating to or arising from the Purchased Assets under Environmental Laws from and after the Closing Date including, without limitation, any costs and expenses associated with any ongoing work in process from and after the Time of Closing required to be carried out in order to comply with any Environmental Laws provided that it is agreed by the parties hereto that such ongoing work shall not include the work described in Section 4.02(9) below.

(2)      In addition to any other provision for indemnification by the Purchaser contained in this Agreement, the Purchaser will, from and after the Closing Date, indemnify and save harmless the Receiver on its own behalf and as trustee for its Affiliates and their current and former directors and officers, employees, agents, advisors and representatives (including the Receiver) (collectively, the “Indemnitees”) from and against all Claims asserted against any of the Indemnitees in any way directly or indirectly arising from, relating to or in connection with any of the Assumed Liabilities.

2.09	Assigned Contracts

(1)      Subject to Section 2.09(2), the Purchaser, with the Receiver’s consent, will request any consents necessary to permit the assignment to the Purchaser of the Assigned Contracts. The Receiver will provide its reasonable cooperation to assist the Purchaser to obtain such consents, including providing financial and other information of Astoria requested by the Purchaser or party to such Assigned Contract.

(2)      The Receiver will be responsible for all Cure Costs in respect of any Assigned Contracts.

(3)      Nothing in this Agreement will constitute an agreement to assign or an attempted assignment of any non-assignable rights or any Contracts or Permits for which any requisite consent or approval has not been obtained or which as a matter of Applicable Law or by its terms is not assignable.

2.10	Payment of Purchase Price

(1)      Subject to Section 2.12, the Purchase Price will be satisfied by the Purchaser on the Closing Date as follows:

(a)

an amount equal to 15% of the Purchase Price (the “Deposit”) forthwith upon the Purchaser submitting a Binding APA (as defined in the Sale Process), by wire transfer of immediately available funds to an account specified by the Receiver, in trust, as a deposit to be held in a bank account at a Canadian chartered bank and paid as provided in Section 2.10(2);

(b)	cash by way of a wire transfer at the Time of Closing of immediately available funds to an account specified by the Receiver equal to $3,400,000 plus the Estimated Receivable Purchase Payment;

(c)

delivery of an original share certificate issued in the name of the Receiver or such other person or entity as directed in writing by the Receiver representing 529,970 common shares in the capital of the Ultimate Parent to the Receiver; and

(d)	by the Purchaser assuming the Assumed Liabilities.

(2)      The Deposit paid to the Receiver by the Purchaser pursuant to Section 2.10(1)(a) will be paid by the Receiver as follows:

(a)

to the Receiver at the Time of Closing, with any interest that has been paid by the applicable bank thereon being paid to the Purchaser, in each case net of any applicable bank fees or charges, if the sale and purchase of the Purchased Assets provided for herein is completed in accordance with the terms and conditions hereof;

(b)

to the Receiver on or after the fifth Business Day after the date of termination of this Agreement, together with any interest that has been paid by the applicable bank thereon (net of any applicable bank fees or charges), if this Agreement is terminated by the Receiver pursuant to Section 5.04(a), Section 5.04(c) (unless with respect to a condition in Section 5.02(c) or (d)), or Section 5.04(f) (where the Purchaser has failed to comply with its obligations under this Agreement); or

(c)

to the Purchaser on or after the fifth Business Day after the date of termination of this Agreement, together with any interest that has been paid by the applicable bank thereon (net of any applicable bank fees or charges), if this Agreement is terminated by the Purchaser pursuant to Section 5.04(a) or Section 5.04(b), or by the Receiver pursuant to Section 5.04(c) (solely with respect to a condition in Section 5.02(c) or (d)) or Section 5.04(f) (unless the Purchaser has failed to comply with its obligations under this Agreement), provided that if the sale and purchase of the Purchased Assets provided for herein is not completed in accordance with the terms and conditions hereof and, prior to 10:00 a.m. on the fifth Business Day referred to in Section 2.10(2)(b) or (c), as the case may be, written notice is given by either the Receiver or the Purchaser to the other counterparty that such party in good faith disputes that the other is entitled to receive the deposit and/or any accrued interest thereon, then such deposit and all accrued interest thereon may, at the option of the Receiver, be paid into Court as soon as reasonably possible (net of any applicable bank fees or charges), and further provided that the Receiver shall be entitled to seek the direction of the Court at any time in respect of any matter relating to the deposit, including the payment thereof to any Person.

2.11	Delivery of Purchased Assets

At the Time of Closing, the Purchaser will take possession of the Purchased Assets where situated. The Purchaser acknowledges that the Receiver has no obligation to deliver possession of the Purchased Assets to the Purchaser at any location other than the Leased Premises.

2.12	Payment of the Receivables Purchase Agreement Price

(a)

The Purchase Price shall be increased, if the Final Receivables Purchase Price exceeds the Estimated Receivables Purchase Price, by an amount equal to the amount of such excess, or decreased, if the Estimated Receivables Purchase Price exceeds the Final Receivables Purchase Price, by an amount equal to the amount of such excess (such net increase or decrease to the Purchase Price, the “Final Receivables Payment Adjustment”). Either the Purchaser or the Receiver, as applicable, shall, within three (3) Business Days after the determination of the Final Receivables Payment Adjustment, make payment to the Receiver or the Purchaser, as applicable, by wire transfer in immediately available funds of the amount payable by the Purchaser or the Receiver, as applicable, in respect of the Final Receivables Payment Adjustment to an account designated in writing by the Receiver or the Purchaser, as applicable.

(b)	The parties agree that any payments made pursuant to this Section 2.12 will be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise prohibited by applicable Law.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.01	Receiver’s Representations and Warranties

The Receiver represents and warrants to the Purchaser that, as at the date hereof and as of the Closing Date:

(a)

subject to the entry of the Approval and Vesting Order and any other orders required by the Court in connection with the transactions contemplated herein, the Receiver has the power, authority and right to enter into and deliver this Agreement and to carry out its obligations hereunder;

(b)

subject to the entry of the Approval and Vesting Order and any other orders required by the Court in connection with the transactions contemplated herein, this Agreement constitutes a valid and legally binding obligation of the Receiver, enforceable against the Receiver in accordance with its terms;

(c)	Astoria Ltd. and Astoria Canada are registered under Part IX of the Excise Tax Act (Canada) with registration number 840185730 RT0001 and 845748037 RT0001, respectively; and

(d)	each of Astoria Ltd. and Astoria Canada is not a non-resident of Canada within the meaning of section 116 of the Tax Act.

3.02	Purchaser’s Representations and Warranties

The Purchaser represents and warrants to the Receiver that:

(a)	the Purchaser is a corporation duly incorporated, organized and existing under the laws of Ontario;

(b)	the Purchaser has the power, authority and right to enter into and deliver this Agreement and to carry out its obligations hereunder;

(c)	this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms;

(d)

the Purchaser has taken all necessary corporate action to authorize the entering into and performance by it of this Agreement and completion of the transactions contemplated herein and the entering into of this Agreement in completion of the transactions contemplated herein will not breach its constating documents, any agreement binding on the Purchaser, or Applicable Laws relating to the Purchaser;

(e)

there are no orders of or proceedings before or pending before any Governmental Authorities, or threatened to be brought by or before any Governmental Authorities by or against the Purchaser affecting the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser;

(f)	no authorizations, consents or approvals of, or filing with or notice to, any Governmental Authorities is required in connection with the execution, delivery or performance of this Agreement;

(g)

except for the Approval and Vesting Order, no consent, waiver, authorization or approval of any Person and no declaration to or filing or registration with any Governmental Authorities is required in connection with the execution and delivery by the Purchaser of this Agreement;

(h)

the Purchaser has available, or prior to the delivery of the Binding APA (as defined in the Sale Process) and at the Time of Closing will have, sufficient funding to enable the Purchaser to consummate the purchase of the Purchased Assets on the terms set forth herein and otherwise to perform all of the Purchaser’s obligations under this Agreement;

(i)	the Purchaser is registered under Part IX of the Excise Tax Act (Canada) with registration number that will be provided within one (1) Business Day of the date hereof;

(j)	the Purchaser is not a non-resident of Canada within the meaning of section 116 of the Tax Act;

(k)

there are no shareholder agreements, voting trusts or other agreements or understandings to which the Ultimate Parent, the Parent or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Ultimate Parent, the Parent or any of its subsidiaries or that the Receiver will be required to execute and deliver in connection with the issuance of the common shares in the capital of the Ultimate Parent to be issued to the Receiver contemplated by this Agreement;

(l)

other than the hold period prescribed by applicable U.S. securities laws and the legend prohibiting the transfer of the common shares in the capital of the Ultimate Parent to be issued to the Receiver pursuant to this Agreement until the date that is six months from the Closing Date, there are no other restrictions, whether imposed by applicable law or by Contract, on the transfer of such common shares;

(m)	the issued and outstanding common shares in the capital of the Ultimate Parent are not listed on any stock exchange or quotation system;

(n)

the Ultimate Parent has taken all necessary action to authorize the issuance of the common shares in the capital of the Ultimate Parent to be issued to the Receiver contemplated by this Agreement, and such common shares will, at the time of issuance, be validly issued and fully paid and non-assessable common shares in the capital of the Ultimate Parent; and

(o)

the common shares in the capital of the Ultimate Parent to be issued to the Receiver contemplated by this Agreement will be allotted and issued fully paid, free from all claims, encumbrances and equities whatsoever and with all rights attached thereto. Such shares will rank pari passu in all respects with, and be identical to, the existing common shares in the capital of the Ultimate Parent then issued and will rank in full for all dividends and other distributions declared, made or paid on the common shares in the capital of the Ultimate Parent after the date of issue.

3.03	“As Is, Where Is”

(1)      The Purchaser acknowledges and agrees that it is purchasing the Purchased Assets on an “as is, where is” basis and on the basis that the Purchaser has conducted to its satisfaction an independent inspection, investigation and verification of the Purchased Assets (including a review of title), Assumed Liabilities and all other relevant matters and has determined to proceed with the transaction contemplated herein and will accept the same at the Time of Closing in their then current state, condition, location, and amounts, subject to all Permitted Encumbrances.

(2)      Except as otherwise expressly provided in Section 3.01, no representation, warranty or condition whether statutory (including under the Sale of Goods Act (Ontario), the International Sale of Goods Contracts Convention Act (Canada) and the International Sale of Goods Act (Ontario) or any international equivalent act which may be applicable to the subject matter pursuant to the provisions of this Agreement, including but not limited to the United Nations Convention on Contracts for the International Sale of Goods), or express or implied, oral or written, legal, equitable, conventional, collateral, arising by custom or usage of trade, or otherwise is or will be given including as to title, outstanding liens or encumbrances, description, fitness for purpose, merchantability, merchantable quality, quantity, condition (including physical and environmental condition), suitability, durability, assignability, or marketability thereof or any other matter or thing whatsoever, and all of the same are expressly excluded and disclaimed and any rights pursuant to such statutes have been waived by the Purchaser. The Purchaser acknowledges and agrees that it has relied entirely and solely on its own investigations as to the matters set out above and in determining to purchase the Purchased Assets and assume the Assumed Liabilities pursuant to this Agreement.

(3)      The description of the Purchased Assets and Assumed Liabilities contained herein is for the purpose of identification only and the inclusion of any item in such description does not confirm the existence of any such items or that any such item is owned by Astoria. Except as otherwise explicitly set forth in Section 3.01, no representation, warranty or condition has been given by the Receiver concerning the completeness or accuracy of such descriptions and the Purchaser acknowledges and agrees that any other representation, warranty, statements of any kind or nature, express or implied, (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of Astoria or the quality, quantity or condition of the Purchased Assets) are specifically disclaimed by the Receiver.

(4)      Any documents, materials and information provided by or on behalf of the Receiver to the Purchaser with respect to the Purchased Assets or Assumed Liabilities (including any confidential information memorandums, management presentations, or material made available in the electronic data room) have been provided to the Purchaser solely to assist the Purchaser in undertaking its own due diligence, and the Receiver has not made and is not making any representations or warranties, implied or otherwise, to or for the benefit of the Purchaser as to the accuracy and completeness of any such documents, materials or information or the achievability of any valuations, estimates or projections. The Purchaser acknowledges that it has not and will not rely upon any such documents, materials or information in any manner, whether as a substitute for or supplementary to its own due diligence, searches, inspections and evaluations. The Receiver and their respective affiliates, directors, officers, employees, agents and advisors shall not be liable for any inaccuracy, incompleteness or subsequent changes to any such documents, materials or information.

ARTICLE 4 - COVENANTS

4.01	Covenants of the Receiver

(1)      The Receiver will ensure that the representations and warranties of the Receiver set out in Section 3.01 are true and correct in all material respects at the Time of Closing and use reasonable commercial efforts to ensure that the conditions of closing for the benefit of the Purchaser set out in Section 5.01 over which it has reasonable control have been performed or complied with in all material respects by the Time of Closing.

(2)      The Receiver shall file with the Court, as soon as practicable after its execution and delivery of this Agreement, a motion seeking the Court’s issuance of the Approval and Vesting Order.

(3)      At least two (2) Business Days prior to the Closing Date, the Receiver shall provide the Purchaser with a written notification of the Estimated Receivable Purchase Payment, including the identification of the accounts receivable of Astoria that are less than 90 days overdue.

(4)      The Receiver shall, on behalf of Astoria, terminate the employment of the Employees on or before the Closing Date and the Receiver shall provide confirmation on Closing that it has effected such terminations. Astoria shall be responsible for all wages, notice of termination and other obligations including entitlement to benefit coverage, vacation pay and overtime pay to all of the Employees, to the extent applicable. Any indemnity given by the Purchaser in favour of the Receiver under this Agreement shall exclude any indemnity in respect of the foregoing Employee-related liabilities. For greater certainty, nothing herein derogates from the Purchaser’s obligations and liabilities or affords any right in favour of the Purchaser to claim over to the Receiver or Astoria for any liability arising as a result of the Purchaser becoming a successor employer of Astoria.

4.02	Covenants of the Purchaser

(1)      The Purchaser will ensure that the representations and warranties of the Purchaser set out in Section 3.02 are true and correct in all material respects at the Time of Closing and use reasonable commercial efforts to ensure that the conditions of closing for the benefit of the Receiver set out in Section 5.02 over which it has reasonable control have been performed or complied with in all material respects by the Time of Closing.

(2)      The Purchaser will provide the Receiver with all information within its possession or control that the Receiver may reasonably request to assist the Receiver in obtaining the Approval and Vesting Order.

(3)      The Purchaser will preserve the Books and Records delivered to it at the Time of Closing for a period of six years from the Closing Date, or for such other period as is required by any Applicable Law, and will permit the Receiver and their respective authorized representatives reasonable access thereto in connection with the affairs of Astoria, and the right to make copies thereof at their expense.

(4)      The Purchaser shall make the necessary arrangements to replace any letters of credit or other security deposits posted or received by Astoria, the Receiver, or any other Person on their behalf, on or prior to Closing.

(5)      Not more than ten (10) Business Days following the Closing Date, the Purchaser shall provide the Receiver with written notification of the Final Receivable Purchase Payment, including the identification of the accounts receivable of Astoria that are less than 90 days overdue as at the Closing Date. Following receipt of the foregoing notification, Receiver shall have a period of five (5) Business Days to review the books and records of Astoria setting forth the accounts receivable of Astoria as at the Closing Date, at no cost, during regular business hours to satisfy itself as to the recorded amount of such account receivable, following which five (5) Business Day period the Receiver shall either: (a) provide written confirmation to the Purchaser of its satisfaction with its review; or (b) provide written objection to the Purchaser of its review. In the event that the Receiver objects to such review of the books and records of Astoria, the applicable five (5) Business Day period shall be extended until all such disputes have been resolved to the satisfaction of the Receiver, acting reasonably.

(6)      The Purchaser will comply with the Personal Information Protection and Electronic Documents Act (Canada) and other similar Applicable Laws relating to privacy and the protection of personal information in respect of the Books and Records, Contracts and any other business and financial records related to the Purchased Assets.

(7)      In the event that the common shares in the capital of the Ultimate Parent are listed or quoted on any stock exchange or quotation system at any time following the Time of Closing, the Purchaser shall take all actions required to permit the Receiver to sell the common shares in the capital of the Ultimate Parent issued to the Receiver pursuant to this Agreement without restriction, whether imposed by applicable law or by Contract, other than the hold period prescribed by applicable U.S. securities laws and the legend prohibiting the transfer of the common shares in the capital of the Ultimate Parent to be issued to the Receiver pursuant to this Agreement until the date that is six months from the Closing Date, as applicable.

(8)      In the event that the common shares in the capital of the Ultimate Parent are listed or quoted on any stock exchange or quotation system at any time following the date that is six months from the Closing Date, upon the reasonable written request of the Receiver, including to permit the wind-down of the estate of Astoria, the Purchaser shall take all actions required to permit the Receiver to sell or otherwise transfer the common shares in the capital of the Ultimate Parent issued to the Receiver pursuant to this Agreement to any Person permitted to acquire such common shares in accordance with applicable U.S. securities laws.

(9)      The Purchaser hereby acknowledges that the Receiver has engaged and incurred costs with respect to certain re-grading work on the Leased Premises which may not be complete by the Closing Date which work is required to be completed by the City of Belleville and which work requirements are supported by a cash deposit posted in favour of the City of Belleville. For the avoidance of any doubt, the aforementioned cash deposit is an Excluded Asset. In the event that the foregoing work is not complete by the Closing Date, the Purchaser hereby agrees to provide the Receiver and its contractors continued access to the Leased Premises, at no costs, during regular business hours and upon 24 hours’ notice in order to complete the required re-grading work. Furthermore. The Receiver acknowledges and agrees that it shall remain solely responsible for any and all costs relating to the re-grading work described in this Section 4.02(9) .

ARTICLE 5 - CONDITIONS AND TERMINATION

5.01	Conditions for the Benefit of the Purchaser

The sale by the Receiver and the purchase by the Purchaser of the Purchased Assets is subject to the following conditions, which are for the exclusive benefit of the Purchaser and which are to be performed or complied with at or prior to the Time of Closing:

(a)

the representations and warranties of the Receiver set forth in this Agreement will be true and correct in all material respects at the Time of Closing with the same force and effect as if made at and as of such time;

(b)

the Receiver will have performed or complied in all material respects with all of the obligations and covenants of this Agreement to be performed or complied with by the Receiver at or prior to the Time of Closing;

(c)	to the best of the Receiver’s knowledge, no action or proceeding in Canada will be pending by any third party to enjoin or prohibit the sale and purchase of the Purchased Assets;

(d)	the MOECC ECA shall have been assigned and transferred to the Purchaser at the Time of Closing;

(e)	the Land Lease shall have been assigned to the Purchaser or alternative arrangements satisfactory to the Purchaser shall been entered into with landlord at the Time of Closing; and

(f)

the Approval and Vesting Order will have been granted by the Court and such order will not have been stayed, varied in any material respect, set aside or appealed (or any such appeal shall have been dismissed with no further appeal therefrom); and

(g)	the Receiver will have paid or will have made arrangements, satisfactory to the Purchaser, acting reasonably, to pay all Cure Costs pursuant to Section 2.09(2).

5.02	Conditions for the Benefit of the Receiver

The sale by the Receiver and the purchase by the Purchaser of the Purchased Assets is subject to the following conditions, which are for the exclusive benefit of the Receiver and which are to be performed or complied with at or prior to the Time of Closing:

(a)

the representations and warranties of the Purchaser set forth in this Agreement will be true and correct in all material respects at the Time of Closing with the same force and effect as if made at and as of such time;

(b)

the Purchaser will have performed or complied in all material respects with all of the obligations and covenants of this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing;

(c)	no action or proceeding in Canada will be pending by any third party to enjoin or prohibit the purchase and sale of the Purchased Assets; and

(d)

the Approval and Vesting Order will have been granted by the Court and such order will not have been stayed, varied in any material respect, set aside or appealed (or any such appeal shall have been dismissed with no further appeal therefrom).

5.03	Waiver of Condition

The Purchaser, in the case of a condition set out in Section 5.01, and the Receiver, in the case of a condition set out in Section 5.02 (other than Section 5.02(d)), will have the exclusive right to waive the performance or compliance of such condition in whole or in part and on such terms as may be agreed upon without prejudice to any of its rights in the event of non-performance of or non-compliance with any other condition in whole or in part. Any such waiver will not constitute a waiver of any other conditions in favour of the waiving party. Such waiving party will retain the right to complete the purchase and sale of the Purchased Assets herein contemplated.

5.04	Termination

This Agreement may be terminated, by notice given prior to or on the Closing Date:

(a)

by the Receiver or the Purchaser if a material breach of any representation, warranty, covenant, obligation or other provision of this Agreement has been committed by the other party and such breach has not been waived or cured within five days following the date on which the non-breaching party notifies the other party of such breach;

(b)

by the Purchaser if a condition in Section 5.01 becomes impossible to satisfy prior to August 31, 2017 or such later date as the parties may determine (the “Outside Date”) (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition;

(c)

by the Receiver if a condition in Section 5.02 becomes impossible to satisfy prior to the Outside Date (other than through the failure of the Receiver to comply with its obligations under this Agreement) and the Receiver has not waived such condition;

(d)	by the Receiver pursuant to Section 6.07(1)(a);

(e)	by written agreement of the Purchaser and the Receiver;

(f)

by the Receiver or the Purchaser if the completion of the sale of Purchased Assets herein contemplated has not occurred (other than through the failure of the party seeking termination to comply with its obligations under this Agreement) on or before the Outside Date.

5.05	Effect of Termination

Each party’s right of termination under Section 5.04 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 5.04, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 2.10(2), 6.04, 8.03 and 8.04 will survive; provided, however, that if this Agreement is terminated by a party because of a material breach of a representation or warranty, covenant, obligation or other provision of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

ARTICLE 6 - CLOSING ARRANGEMENTS

6.01	Closing

The sale and purchase of the Purchased Assets will be completed at the Time of Closing at the offices of Aird & Berlis LLP, 181 Bay Street, Suite 1800, PO Box 754, Toronto, Ontario M5J 2T9.

6.02	Receiver’s Closing Deliveries

On or before the Time of Closing, the Receiver will deliver or cause to be delivered to the Purchaser the following:

(a)

a certificate executed by the Receiver confirming that the representations and warranties of the Receiver in this Agreement are true and correct in all material respects as of the Time of Closing and that the obligations of the Receiver to be performed prior to the Time of Closing have been performed in all material respects;

(b)	a copy of the issued and entered Approval and Vesting Order;

(c)	evidence, satisfactory to the Purchaser, acting reasonably, of the payment of or arrangements to pay all Cure Costs as contemplated by Section 2.09(2);

(d)	if available, the tax election as contemplated by Section 2.05 executed by the Receiver;

(e)	a bill of sale, duly executed by the Receiver, if necessary;

(f)	the Assignment and Assumption Agreement executed by the Receiver; and

(g)

such other documents or instruments as contemplated or required to be delivered by the Receiver pursuant to this Agreement, all of which shall be in form and substance satisfactory to the parties, acting reasonably.

6.03	Purchaser’s Closing Deliveries

On or before the Time of Closing, the Purchaser will deliver or cause to be delivered to the Receiver the following:

(a)	payment of the Purchase Price to the Receiver as contemplated by Section 2.10(1);

(b)

a certificate executed by a senior officer of the Purchaser confirming that the representations and warranties of the Purchaser in this Agreement are true and correct in all material respects as of the Time of Closing and that the obligations of the Purchaser to be performed prior to the Time of Closing have been performed in all material respects;

(c)	if available, the tax election as contemplated by Section 2.05 executed by the Purchaser;

(d)	consent of the Landlord for the Assignment of the Land Lease;

(e)	the Assignment and Assumption Agreement executed by the Purchaser; and

(f)

such other documents or instruments as contemplated or required to be delivered by the Purchaser pursuant to this Agreement, all of which shall be in form and substance satisfactory to the parties, acting reasonably.

6.04	Confidentiality

Subject to the terms of the Non-Disclosure Agreement, both prior to the Closing Date and, if the sale and purchase of the Purchased Assets hereunder fails to occur for whatever reason thereafter, the Purchaser will not disclose to anyone or use for its own or for any purpose other than the purpose contemplated by this Agreement any confidential information concerning Astoria or the operations obtained by the Purchaser pursuant hereto, and will hold all such information in the strictest confidence and, if the sale and purchase of the Purchased Assets hereunder fails to occur for whatever reason, will return all documents, records and all other information or data relating to Astoria or to the operations which the Purchaser obtained pursuant to this Agreement.

6.05	Delivery of Receiver’s Certificate

When the Receiver is satisfied that all conditions hereunder have been satisfied or waived, and all documents to be delivered under the terms hereof have been delivered at or before the Time of Closing, the Receiver will deliver an executed copy of the Receiver’s Certificate to the Purchaser’s counsel in escrow upon the sole condition of receipt by the Receiver of the amounts referred to in Section 2.10(1) . All of the foregoing amounts will then be paid by the Purchaser, by wire transfer of immediately available funds to an account designated in writing by the Receiver for this purpose pursuant to Section 2.10(1) hereof. Following written confirmation of receipt by the Receiver of such funds (or such person directed by the Receiver to receive such funds), the Receiver’s Certificate will be released from escrow to the Purchaser. Upon such delivery, the closing will be deemed to have occurred at the Time of Closing. The Receiver will file a copy of the Receiver’s Certificate with the Court on the next Business Day following the Closing Date and provide evidence of such filing to the Purchaser.

6.06	Planning Act

This Agreement is subject to compliance with the Planning Act (Ontario). The parties agree that compliance with the Planning Act (Ontario) shall be the responsibility of the Purchaser at its costs. The Receiver agrees to execute all documents reasonably requested by the Purchaser in respect thereof.

6.07	Risk of Loss

(1)      Until the Time of Closing, the Purchased Assets will remain at the risk of the Receiver. If any destruction or damage in excess of $250,000 occurs to the Purchased Assets on or before the Time of Closing or if any or all of the Purchased Assets are appropriated, expropriated or seized by governmental or other lawful authority on or before the Time of Closing:

(a)

the Receiver will forthwith give notice thereof to the Purchaser, and the Receiver shall have the right to terminate this Agreement prior to the Time of Closing and shall notify the Purchaser in a reasonable period of time whether it is exercising this right; and

(b)

in the event the Receiver does not exercise its right of termination under Section 6.07(1)(a), the Purchaser will have the option, exercisable by notice to the Receiver on or before the Time of Closing:

(i)

to reduce the Purchase Price by an amount equal to the proceeds of insurance (and, if any such policy provided for a deductible amount, by an amount equal to such deductible amount) or compensation for destruction or damage or appropriation, expropriation or seizure and business interruption with respect thereto (in this Section 6.07 referred to as the “Proceeds”), and to complete the purchase; or

(ii)

to complete the purchase without reduction of the Purchase Price, in which event all Proceeds will be payable to the Purchaser and all Claims of the Receiver to any such amounts not paid by the Closing Date will be assigned to the Purchaser.

(2)      If the Purchaser elects to reduce the Purchase Price pursuant to Section 6.07(1)(b)(i), the Receiver will at the Time of Closing determine the amount of the reduction to the extent that it is then determinable and will undertake to adjust such amount after the Closing Date, if necessary.

ARTICLE 7 - SURVIVAL

7.01	Survival

No covenants, representations and warranties of each party contained in this Agreement will survive the completion of the sale and purchase of the Purchased Assets and assumption of the Assumed Liabilities hereunder, except for the covenants that by their terms are to be satisfied or survive after the Time of Closing (including without limitation Sections 2.07, 2.10(2), 4.02(3), 8.03, 8.04, and 8.15), which covenants will continue in full force and effect in accordance with their terms.

ARTICLE 8 - GENERAL

8.01	Further Assurances

Each of the Receiver and the Purchaser will from time to time at the request and expense of the other execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.02	Time of the Essence

Time is of the essence of this Agreement.

8.03	Fees, Commissions and other Costs and Expenses

Each of the Receiver and the Purchaser shall be solely responsible for their respective legal and accounting costs and expenses and any real estate or other commissions incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred and will indemnify and save harmless the other from and against any Claim resulting from any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions under this Agreement.

8.04	Public Announcements

Except as required by Applicable Law, no public announcement or press release concerning the sale and purchase of the Purchased Assets may be made by the Receiver or the Purchaser without the prior consent and joint approval of the Receiver and the Purchaser.

8.05	Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the successors and permitted assigns of the parties.

8.06	Entire Agreement

This Agreement (including the agreements contemplated hereby) and the Non-Disclosure Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and such agreements cancel and supersede any prior understandings and agreements between the parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement (including the agreements contemplated hereby) or in the Non-Disclosure Agreement.

8.07	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties (and, in the case of any amendment or modification to Section 8.18, the Parent). No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

8.08	Assignment

This Agreement may not be assigned by the Receiver or the Purchaser without the written consent of the other provided that the Purchaser may assign this Agreement without the consent of the Receiver to an Affiliate of the Purchaser provided that: (i) such Affiliate enters into a written agreement with the Receiver to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound, (ii) that the Purchaser will continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so, and (iii) such assignment occur prior to the issuance of the Approval and Vesting Order.

8.09	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To the Receiver:

BDO Canada Limited
25 Main Street West, Suite 805
Hamilton, ON L8P 1H1

Fax No.:	905-570-0249

Attention:	Christopher Mazur

Email:	cmazur@bdo.ca

Attention:	Angelo Consoli
Email:	aconsoli@bdo.ca

With copies to (which will not constitute notice)

Aird & Berlis LLP
181 Bay Street, Suite 1800
PO Box 754
Toronto, ON M5J 2T9

Fax No:	416-863-1515

Attention:	Steve Graff
Email:	sgraff@airdberlis.com

Attention:	Kyle Plunkett
Email:	kplunkett@airdberlis.com

To the Purchaser or the Parent:

c/o SusGlobal Energy Belleville Ltd.
200 Davenport Road
Toronto, Ontario M5R 1J2

Fax No.:	416-223-8507

Attention:	Gerald Hamaliuk
Email: ghamaliuk@susglobalenergy.com

With copies to (which will not constitute notice)

Chachula Environmental Law
Municipal Law Chambers
Royal Building, Suite 211
277 Lakeshore Road East
Oakville, Ontario L6J 1H9

Attention:	Andrew T.R. Chachula
Email:	andrew@chachulalaw.com

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

8.10	Remedies Cumulative

The right and remedies of the parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

8.11	No Third Party Beneficiaries

This Agreement is solely for the benefit of:

(a)	the Receiver, and its successors and permitted assigns, with respect to the obligations of the Purchaser under this Agreement, and

(b)	the Purchaser, and its successors and permitted assigns, with respect to the obligations of the Receiver under this Agreement,

and this Agreement will not be deemed to confer upon or give to any other person any Claim or other right or remedy.

8.12	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8.13	Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. The Receiver and the Purchaser each attorns to the jurisdiction of the courts of the Province of Ontario.

8.14	Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect.

8.15	No Registration of Agreement

The Purchaser agrees that it will not register or cause or permit to be registered this Agreement and that no reference to or notice of it or any caution, certificate of pending litigation or other similar court process in respect thereof shall be registered on title to the Lands and/or any part thereof. The Purchaser shall indemnify and save the Receiver harmless from and against any and all Claims whatsoever arising from or with respect to any such registration. This Section shall survive the expiration and/or termination of this Agreement for any reason.

8.16	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

8.17	Electronic Execution

Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

8.18	Parent Guarantee

(a)

The Parent is executing this Agreement to guarantee the performance of the Purchaser of its obligations hereunder and under any agreement executed pursuant to this Agreement. The Parent hereby guarantees unconditionally and as a primary obligation that the Purchaser shall perform all its obligations and assume and discharge all its liabilities contained in this Agreement and any agreement executed pursuant to this Agreement. No amendment, variation, alteration, waiver or extension to this Agreement or any agreement executed pursuant to this Agreement shall release this guarantee, whether or not the Parent received notice of the same and the Parent irrevocably and unconditionally waives all need for notice of the same.

(b)	The Parent is a corporation duly incorporated, organized and existing under the laws of Canada.

(c)	The Parent has the power, authority and right to enter into and deliver this Agreement and to carry out its obligations hereunder.

(d)	This Agreement constitutes a valid and legally binding obligation of the Parent, enforceable against the Parent in accordance with its terms.

(e)

The Parent has taken all necessary corporate action to authorize the entering into and performance by it of this Agreement and completion of the transactions contemplated herein and the entering into of this Agreement in completion of the transactions contemplated herein will not breach its constating documents, any agreement binding on the Parent, or Applicable Laws relating to the Parent.

[The balance of this page has been intentionally left blank]

SUSGLOBAL ENERGY BELLEVILLE LTD.

Per: ______________________
Name: MARC HAZOUT
Title: PRESIDENT
I have authority to bind the corporation

Per: ______________________
Name: Ike Makrimichalos
Title: Chief Financial Officer
I have authority to bind the corporation

For the purposes of Section 8.18:

SUSGLOBAL ENERGY CANADA CORP.

Per: ______________________
Name: MARC HAZOUT
Title: PRESIDENT
I have authority to bind the corporation

Per: ______________________
Name: Ike Makrimichalos
Title: Chief Financial Officer
I have authority to bind the corporation

EXHIBIT A

Form of Approval and Vesting Order

Court File No. CV-17-11760-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

THE HONOURABLE JUSTICE	)	DAY, THE [ __ ] DAY OF

	)	[ __ ], 2017

)

BETWEEN:

BUSINESS DEVELOPMENT BANK OF CANADA

Applicant

and

ASTORIA ORGANIC MATTERS LTD. and

ASTORIA ORGANIC MATTERS CANADA LP

Respondent

APPROVAL AND VESTING ORDER

THIS MOTION, made by BDO Canada Limited, in its capacity as Court appointed receiver (the “Receiver”), for an order approving the sale transaction (the “Transaction”) contemplated by an asset purchase agreement (the “Asset Purchase Agreement”) between the Receiver, SusGlobal Energy Belleville Ltd. (the “Purchaser”) and, for the purposes of Section 8.18 of the Asset Purchase Agreement, SusGlobal Energy Canada Corp. dated July 27, 2017, and vesting in the Purchaser Astoria Organic Matters Ltd. and Astoria Organic Matters Canada LP (collectively “Astoria”) right, title, benefit and interest in and to the assets described in the Asset Purchase Agreement (the “Purchased Assets”), was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Affidavit of [ __ ] sworn [ __ ], 2017 and the [ __ ] Report of the Receiver dated [ __ ], 2017 (the “[ __ ] Report”), and on hearing the submissions of counsel for the Receiver, the Applicant, and the Purchaser, and any such other counsel as were present, no one appearing for any other person on the service list, although properly served as appears from the affidavit of [ __ ] sworn [ __ ], 2017 filed:

1.      THIS COURT ORDERS that unless otherwise defined herein or the context otherwise requires, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

2.      THIS COURT ORDERS AND DECLARES that the Transaction is hereby approved, and the execution of the Asset Purchase Agreement by the Receiver is hereby authorized and approved, with such minor amendments as the Receiver may deem necessary. The Receiver is hereby authorized and directed to take such additional steps and execute such additional documents as may be necessary or desirable for the completion of the Transaction and for the conveyance of the Purchased Assets to the Purchaser.

3.      THIS COURT ORDERS AND DECLARES that upon the delivery of a Receiver’s certificate to the Purchaser substantially in the form attached as Schedule A hereto (the “Receiver’s Certificate”), all of Astoria’s right, title, benefit and interest in and to the Purchased Assets described in the Asset Purchase Agreement shall vest absolutely in the Purchaser, free and clear of and from any and all security interests (whether contractual, statutory, or otherwise), hypothecs, mortgages, trusts or deemed trusts (whether contractual, statutory, or otherwise), liens, executions, levies, charges, or other financial or monetary claims, whether or not they have attached or been perfected, registered or filed and whether secured, unsecured or otherwise (collectively, the “Claims”) including, without limiting the generality of the foregoing: (i) any encumbrances or charges created by the Receivership Order dated February 24, 2017; (ii) all charges, security interests or claims evidenced by registrations pursuant to the Personal Property Security Act (Ontario) or any other personal property registry system; and (iii) those Claims listed on Schedule B hereto (all of which are collectively referred to as the “Encumbrances”, which term shall not include the permitted encumbrances, easements and restrictive covenants listed on Schedule C) and, for greater certainty, this Court orders that all of the Encumbrances affecting or relating to the Purchased Assets are hereby expunged and discharged as against the Purchased Assets.

4.      THIS COURT ORDERS that for the purposes of determining the nature and priority of Claims, the net proceeds from the sale of the Purchased Assets shall stand in the place and stead of the Purchased Assets, and that from and after the delivery of the Receiver’s Certificate all Claims and Encumbrances shall attach to the net proceeds from the sale of the Purchased Assets with the same priority as they had with respect to the Purchased Assets immediately prior to the sale, as if the Purchased Assets had not been sold and remained in the possession or control of the person having that possession or control immediately prior to the sale.

5.      THIS COURT ORDERS that, pursuant to clause 7(3)(c) of the Canada Personal Information Protection and Electronic Documents Act, the Receiver is authorized and permitted to disclose and transfer to the Purchaser all human resources and payroll information in the Company’s records pertaining to Astoria’s past and current employees. The Purchaser shall maintain and protect the privacy of such information and shall be entitled to use the personal information provided to it in a manner which is in all material respects identical to the prior use of such information by Astoria.

6.      THIS COURT ORDERS that, notwithstanding:

(a)	the pendency of these proceedings;

(b)

any applications for a bankruptcy order now or hereafter issued pursuant to the Bankruptcy and Insolvency Act (Canada) in respect of Astoria and any bankruptcy order issued pursuant to any such applications; and

(c)	any assignment in bankruptcy made in respect of Astoria;

the vesting of the Purchased Assets in the Purchaser pursuant to this Order shall be binding on any trustee in bankruptcy that may be appointed in respect of Astoria and shall not be void or voidable by creditors of Astoria, nor shall it constitute nor be deemed to be a fraudulent preference, assignment, fraudulent conveyance, transfer at undervalue, or other reviewable transaction under the Bankruptcy and Insolvency Act (Canada) or any other applicable federal or provincial legislation, nor shall it constitute oppressive or unfairly prejudicial conduct pursuant to any applicable federal or provincial legislation.

7.      THIS COURT ORDERS AND DECLARES that the Transaction is exempt from Section 6(3) of the Retail Sales Act (Ontario).

8.      THIS COURT HEREBY REQUESTS the aid and recognition of any court, tribunal, regulatory or administrative body having jurisdiction in Canada or in the United States to give effect to this Order and to assist the Receiver and its agents in carrying out the terms of this Order. All courts, tribunals, regulatory and administrative bodies are hereby respectfully requested to make such orders and to provide such assistance to the Receiver, as an officer of this Court, as may be necessary or desirable to give effect to this Order or to assist the Receiver and its agents in carrying out the terms of this Order.

SEALING

9.      THIS COURT ORDERS that the Confidential Supplement to the First Report shall be sealed, kept confidential and not form part of the public record, but shall be placed separate and apart from all other contents of the Court file, in a sealed envelope attached to a notice that sets out the title of these proceedings and a statement that the contents are subject to a sealing order and shall only be opened upon further order of the Court.

____________________________________

Schedule A – Form of Receiver’s Certificate

Court File No. CV-17-11760-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

(COMMERCIAL LIST)

THE HONOURABLE JUSTICE	)	DAY, THE [ __ ] DAY OF

	)	[ __ ], 2017

)

BETWEEN:

BUSINESS DEVELOPMENT BANK OF CANADA

Applicant

and

ASTORIA ORGANIC MATTERS LTD. and

ASTORIA ORGANIC MATTERS CANADA LP

Respondent

RECEIVER’S CERTIFICATE

RECITALS

A.      Pursuant to an Order of the Honourable Mr. Justice Hainey of the Ontario Superior Court of Justice (the “Court”) dated April 13, 2017, BDO Canada Limited was appointed as receiver (the “Receiver”) of the assets, undertakings and properties of Astoria Organic Matter Ltd. and Astoria Organic Matters Canada LP (collectively “Astoria”).

B.      Pursuant to an Order of the Court dated [ __ ], 2017, the Court approved the asset purchase agreement made as of July 27, 2017 (the “Asset Purchase Agreement”) between the Receiver and SusGlobal Energy Belleville Ltd. (the “Purchaser”) and, for the purposes of Section 8.18 of the Asset Purchase Agreement, SusGlobal Energy Canada Corp. and provided for the vesting in the Purchaser of Astoria’s right, title and interest in and to the Purchased Assets, which vesting is to be effective with respect to the Purchased Assets upon the delivery by the Receiver to the Purchaser of a certificate confirming: (i) the payment by the Purchaser of the Purchase Price for the Purchased Assets, (ii) that the conditions to closing as set out in the Asset Purchase Agreement have been satisfied or waived by the Receiver and the Purchaser, and (iii) the Transaction has been completed to the satisfaction of the Receiver.

C.      Unless otherwise indicated herein, terms with initial capitals have the meanings set out in the Asset Purchase Agreement.

THE RECEIVER CERTIFIES the following:

1.      The Purchaser has paid and the Receiver has received the Purchase Price for the Purchased Assets payable on the Closing Date pursuant to the Asset Purchase Agreement;

2.      The conditions to closing as set out in the Asset Purchase Agreement have been satisfied or waived by the Receiver and the Purchaser, respectively; and

3.      The Transaction has been completed to the satisfaction of the Receiver.

4.      This Certificate was delivered by the Receiver at ________ [TIME] on ________ [DATE].

BDO CANADA LIMITED, solely in its capacity
as Court-appointed receiver of ASTORIA
ORGANIC MATTERS LTD. and ASTORIA
ORGANIC MATTERS CANADA LP, and not
in any other capacity

Per:
Name:
Title:

Schedule B – Claims to be deleted and expunged from title to Real Property

1.      Instrument No. HT146335

2.      Instrument No. HT182884

3.      Instrument No. HT195881

4.      Instrument No. HT201539

5.      Instrument No. HT202307

6.      Instrument No. HT202338

7.      Instrument No. HT202939

8.      Instrument No. HT203677

9.      Instrument No. HT206797

Schedule C – Permitted Encumbrances, Easements and Restrictive Covenants
related to the Real Property

(unaffected by the Vesting Order)

1.      Instrument No. QR132067 registered on 1969/09/23 representing a By-Law

2.      Instrument No. 21R4365 registered on 1979/02/01 representing a Plan Reference

3.      Instrument No. 21R19513 registered on 2000/06/22 representing a Plan Reference

4.      Instrument No. QR595068 registered on 2001/06/12 representing an Agreement (Site Plan) with the City of Belleville

5.      Instrument No. HT40030 registered on 2007/10/19 representing a Charge from 1684567 Ontario Inc. to Bank of Montreal

6.      Instrument No. HT64541 registered on 2009/04/08 representing a Charge from 1684567 Ontario Inc. to Trenval Business Development Corporation

7.      Instrument No. HT180711 registered on 2015/11/05 representing a Notice from The Corporation of the City of Belleville in connection with instrument no. QR595068

8.      Instrument No. HT182759 registered on 2015/12/18 representing a Notice of Lease from 1684567 Ontario Inc. to Astoria Organic Matters Canada LP with an expiry date of 2034/12/31

9.      Instrument No. HT187838 registered on 2016/04/27 representing a Certificate of Requirement pursuant to the Environmental Protection Act and the Ontario Water Resources Act from the Ministry of Environment to 1684567 Ontario Inc.

EXHIBIT B

ASSIGNED CONTRACTS AND PERMITS

1.      The Assumed Capital Leases.

2.      Any and all agreements or arrangements, written or otherwise, with the following counterparties:

(a)	Letter of Intent/Purchase Order between Manco Recycling Systems Inc. and Astoria Canada dated November 9, 2015;

(b)	Letter of Intent/Purchase Order between Scaletta Group Inc. and Astoria Canada dated June 15, 2015;

(c)	Letter of Intent/Purchase Order between Waste Management and Astoria Canada dated June 15, 2015;

(d)	Letter of Intent/Purchase Order between OrgaPro Ltd. and Astoria Canada dated March 31, 2015;

(e)	Letter of Intent/Purchase Order between Paragon Resource Management Inc. and Astoria Canada dated April 9, 2015; and

(f)	Letter of Intent/Purchase Order between Third High Farms and Astoria Canada dated March 31, 2015.

3.      The Land Lease.

4.      Amended Environmental Compliance Approval Number 0031-7UTRSS issued to 1684567 Ontario Inc. and Astoria Organic Matters Ltd. o/a Astoria Organic Matters Canada LP on August 7, 2015 for the approval of (i) waste disposal site, (ii) composting facility, (iii) waste transfer station and material recovery facility, and (iv) outdoor storage for leaf and yard waste.

5.      Environmental Compliance Approval Number 0565-9WXGBY issued to 1684567 Ontario Inc. and Astoria Organic Matters Ltd. o/a Astoria Organic Matters Canada LP on August 7, 2015 for the approval of (i) material recovery facility; (ii) fully enclosed tipping building, (iii) enclosed up-flow biofilter, (iv) enclosed compost buildings, (v) outdoor aerobic windrows, (vi) outdoor windrows, (vii) outdoor screening and stockpiling, (viii) material storage area, and (ix) processing equipment.

6.      Environmental Compliance Approval Number 5515-9VEL3J issued to 1684567 Ontario Inc. and Astoria Organic Matters Ltd. o/a Astoria Organic Matters Canada LP on August 10, 2015 for the approval of constructing a storm water management facility.

7.      Environment Compliance Approval Number 1876-A8RKAC issued to Astoria Organic Matters Ltd. o/a Astoria Organic Canada LP on April 19, 2016 for the approval of a mobile grinding plant.

8.      Amendment to Environmental Compliance Approval issued to 1684567 Ontario Inc. and Astoria Organic Matters Ltd. on November 17, 2016 amending Environmental Compliance Approval Number 0031-7UTRSS issued on April 7, 2015, such amendment for the approval of the inclusion of drywall and inert powders limited to clean gypsum and carbon powders.

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AGREEMENT is made as of _________________, 2017

BETWEEN

SUSGLOBAL ENERGY BELLEVILLE LTD., a corporation
incorporated under the laws of Ontario (the “Purchaser”),

-and-

BDO CANADA LIMITED, solely in its capacity as court
appointed receiver of ASTORIA ORGANIC MATTERS LTD.
and ASTORIA ORGANIC MATTERS CANADA LP and not
in any other capacity

WHEREAS the parties, and, for the purposes of Section 8.18 of the Asset Purchase Agreement (as hereinafter defined), SusGlobal Energy Canada Corp. hereto have entered into an asset purchase agreement dated as of July 27, 2017 (the “Asset Purchase Agreement”), pursuant to which BDO Canada Limited, solely in its capacity as court appointed receiver of Astoria Organic Matters Ltd. and Astoria Organic Matters Canada LP (“Astoria”) and not in any other capacity (the “Receiver”), has agreed to assign all of Astoria’s right, title, benefit and interest in and to the Assigned Contracts to the Purchaser, and the Purchaser has agreed to assume, perform and indemnify and hold harmless the Receiver and Astoria from the Assumed Liabilities, upon the terms and conditions set forth therein;

AND WHEREAS pursuant to Sections 6.02(f) and 6.03(e) of the Asset Purchase Agreement, the Purchaser and the Receiver are required to enter into and deliver this Agreement at the Time of Closing;

NOW THEREFORE in conjunction with and in consideration of the completion of the transactions to be effected at the Time of Closing as contemplated by the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Receiver and the Purchaser agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

Unless otherwise defined herein or the context otherwise requires, capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Asset Purchase Agreement.

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of, and Schedules to, this Agreement.

1.03	Extended Meanings

In this Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities. The term “including” means “including without limiting the generality of the foregoing”.

ARTICLE 2 – ASSIGNMENT AND ASSUMPTION

2.01	Assignment by the Receiver

Upon and subject to the terms of the Asset Purchase Agreement, effective at the Time of Closing, the Receiver hereby assigns and transfers to the Purchaser all of Astoria’s right, title, benefit and interest under or in respect of the Assigned Contracts.

2.02	Assumption by the Purchaser

Upon and subject to the terms of the Asset Purchase Agreement, effective at the Time of Closing, the Purchaser hereby assumes and agrees to fulfill, perform and discharge the Assumed Liabilities.

2.03	Release by the Purchaser

The Purchaser hereby: (i) unconditionally and irrevocably fully releases and discharges the Receiver and Astoria from any Claim which the Purchaser may now or hereafter have against the Receiver or Astoria by reason of any matter or thing arising out of, or resulting from, any of the Assumed Liabilities, and (ii) agrees that the Purchaser will not make or take any Claim with respect to any matter released and discharged in this Section 2.03 which may result in any Claim against the Receiver or Astoria for contribution or indemnity or other relief.

2.04	Indemnity by the Purchaser

The Purchaser hereby indemnifies and saves harmless the Receiver on its own behalf and as trustee for its Affiliates and its and their current and former directors and officers, employees, agents, advisors, and representatives (collectively, the “Indemnitees”) from and against all Claims asserted against any of the Indemnitees in any way directly or indirectly arising from, relating to or in connection with any of the Assumed Liabilities from and after the Time of Closing. The Purchaser appoints the Receiver as the trustee for the Indemnitees of the covenants of indemnification of the Purchaser with respect to such Indemnitees specified in this Section 2.04 and the Receiver accepts such appointment.

ARTICLE - GENERAL

3.01	Further Assurances

The Receiver and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as any of the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

3.02	Time of the Essence

Time is of the essence of this Agreement.

3.03	Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

3.04	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by each of the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

3.05	Assignment

This Agreement may not be assigned by the Receiver or by the Purchaser without the consent of: (i) in the case of an assignment by the Receiver, the Purchaser; and (ii) in the case of an assignment by the Purchaser, the Receiver.

3.06	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and in accordance with Article 8.09 of the Asset Purchase Agreement.

3.07	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

3.08	Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. The Receiver and the Purchaser each attorn to the jurisdiction of the courts of the Province of Ontario.

3.09	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

3.10	Electronic Execution

Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

3.11	Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any of the parties.

[The balance of this page has been intentionally left blank]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

SUSGLOBAL ENERGY BELLEVILLE LTD.

Per:

Per:

BDO CANADA LIMITED, solely in its
capacity as receiver of ASTORIA ORGANIC
MATTERS LTD and. ASTORIA ORGANIC
MATTERS CANADA LP, and not in any other
capacity

Per:

EXHIBIT D

ASSUMED CAPITAL LEASES

The Loan and Security Agreement #BAO9580A-003 between Astoria Canada and ECN Financial Inc. dated December 23, 2016, as amended, solely in respect of the following equipment:

1.      2013 Liebherr Model A316LI wheeled material handler with TCD 127hp capacity diesel engine, hydraulic lifting cab, s/n 1041-63129; and

2.      2013 RotoChopper model B66T portable grinder, s/n 13-2632.

EXHIBIT E

EQUIPMENT

1.      Maintenance shed with hand tools, Dewalt portable air compressor, gas powered pumps, vacuums, straps, heater, power washer etc.

2.      2015 Bard Industries Ltd. model DW 1000 fuel tank with 4550L capacity s/n A10347053 with small portable fuel tank on skid.

3.      Powered tarp winder with Deutz model TD 2.9L4 diesel engine, with 74hp capacity, s/n 1174962.

4.      (6) Gore cover system 8 meters x 50 meters Gore-Tex tarps, with (6) ATV UG windrow control system.

5.      2015 Active model Tuff Deck 100 ton truck scale with (2) digital read outs s/n 114832 10’ x 80’ deck.

6.      Portable office trailer with kitchen, office deck 14’ x 53’ with tandem axle.

7.      Office contents consisting of desks, chairs, computers, monitors, printers etc.

8.      (4) MegaDome steel structures with fabric buildings consisting of (2) 80’ x 420’ (1) 80’ x 200’ (1) 80’ x 117’.

Solely for the purpose of the conveyance of the Purchased Assets (including those specifically referenced in this paragraph), the Purchaser will prepare an itemized supplemental list of all tools, small equipment, electronic equipment and software licenses not specifically listed in this Exhibit E, and which are not Excluded Assets, and the components of the GORE composting control system (the “Supplemental Exhibit E”) as soon as possible after the date of this Agreement, and the Purchaser will deliver the Supplemental Exhibit E to the Receiver for its review and agreement. The Supplemental Exhibit E as agreed to by the parties hereto shall be incorporated by reference into this Exhibit E before the Closing Date. For the avoidance of any doubt, the items listed in the Supplemental Exhibit E are being sold on “as is, where is” basis in accordance with this Agreement.

EXHIBIT F

PERMITTED ENCUMBRANCES

Security/Registrations in favour of Element Financial Corporation solely in respect of the Assumed Capital Leases.

EXHIBIT G

OTHER EXCLUDED ASSETS

1.	Capital Leases:

a.	2013 Liebherr model L550 wheel loaders with Liebherr model D934 diesel engine with 187hp capacity s/n 1287-034299.

b.	2013 Liebherr model L550 wheel loaders with Leibherr model D934 diesel engine with 187hp capacity s/n 1287-034300.

c.	2013 Komptech model Crambo 5000D duet shaft slow speed grinder s/n 167-281 with outfeed conveyor.

d.	2009 Liebherr model R934C HDSL Litronic crawler excavator with Liebherr model D934, 7.0L diesel engine with 203hp capacity, s/n 918-024595.

e.	2014 McCloskey model 621 REWT 4x4 screener s/n 81753, with Cat model C6.6 Acert diesel engine with 175hp s/n 66621463.

f.	2014 McCloskey model ST 100, 100’ radial stacker s/n 82562 with Kabota diesel engine s/n CC2025

g.	2013 Caterpillar model 246 skid steer s/n CAT0246CAJAY08918.

EXHIBIT H

ALLOCATION OF PURCHASE PRICE

[The Purchase Price allocation will be determined by the Purchaser and the Receiver prior to the Closing Date]